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                                                                   Exhibit 10.2

                              CONSULTING AGREEMENT


This Agreement is made effective as of December 1, 2000, by and between Great Plain Ethanol LLC, of PO Box 172, Lennox South Dakota 57039 and Val-Add Service Corporation, of Box 220, 306 4th Street, Chester, South Dakota 57016.

In this Agreement, the party who is contracting to receive services shall be referred to as "Great Plains", and the party who will be providing the services shall be referred to as "Val-Add".

Val-Add has a background in Value-Added Ag and is willing to provide services to Great Plains based on this background.

Great Plains desires to have services provided by Val-Add.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on December 1, 2000, Val-Add will provide the following services (collectively, the "Services"): Assistance with negotiations and financing of an ethanol plant in South Dakota.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Val-Add shall be determined by Val-Add. Great Plains will rely on Val-Add to work as many hours as may be reasonably necessary to fulfill Val-Add's obligations under this Agreement.

3. PAYMENT. Great Plains will pay a fee to Val-Add for the Services based on $1,500.00 per month. This fee shall be payable monthly, no later than the 10th of the month following the period during which the Services were performed. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Val-Add shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Val-Add has not yet been paid. In addition, Great Plains may pay a bonus of $50,000 with Board of Directors approval, upon the completion of a letter of commitment from a lending institution..

4. EXPENSE REIMBURSEMENT. Val-Add shall be entitled to reimbursement from Great Plains for the following "out-of-pocket" expenses:
      - postage
      - copying
      - web hosting
      - Long distance telephone calls

5. SUPPORT SERVICES. Great Plains will provide the following support services for the benefit of Val-Add. As approved.

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      - office space
      - staff and secretarial support
      - office supplies

6. TERM/TERMINATION. This Agreement may be terminated by either party upon 10 days written notice to the other party.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Val-Add is an independent contractor with respect to Great Plains, and not an employee of Great Plains. Great Plains will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Val-Add.

8. EMPLOYEES. Val-Add's employees, if any, who perform services for Great Plains under this Agreement shall also be bound by the provisions of this Agreement. At the request of Great Plains, Val-Add shall provide adequate evidence that such persons are Val-Add's employees.

9. INJURIES. Val-Add acknowledges Val-Add's obligation to obtain appropriate insurance coverage for the benefit of Val-Add (and Val-Add's employees, if any) Val-Add waives any rights to recovery from Great Plains for any injuries that Val-Add (and/or Val-Add's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Val-Add or Val-Add's employees.

10. ASSIGNMENT. Val-Add's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Great Plains.

11. RETURN OF RECORDS. Upon termination of this Agreement, Val-Add shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Val-Add's possession or under Val-Add's control and that are Great Plains's property or relate to Great Plains's business.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Great Plains:


Great Plain Ethanol, LLC
Darrin Ihnen
PO Box 172
Lennox, South Dakota 57039


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IF for VAl-Add:

Val-Add Service Corporation
Steve Sershen
Box 220, 306 4th Street
Chester, South Dakota 57016

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of South Dakota.

Party receiving services: Great Plain Ethanol, LLC

By:               /s/ Darrin Ihnen
         ---------------------------
         Great Plain Ethanol LLC
         President

Party providing services:
Val-Add Service Corporation

By:               /s/ Steven Sershen
         -----------------------------------
         Val-Add Service Corporation
         President